Exhibit 99.1

                  X-Rite Reports Record Third Quarter Revenue;
     Asia and Digital Imaging Revenues Return to Double Digit Growth Rates

     GRANDVILLE, Mich.--(BUSINESS WIRE)--Oct. 20, 2005--X-Rite, Incorporated (NASDAQ:XRIT) today announced its financial results for the third quarter ended October 1, 2005.

     Third Quarter Highlights:

     -- Record third quarter net sales of $28.4 million, compared to $27.1 million in the third quarter of 2004

     -- Asia and Digital Imaging revenues returned to double digit growth rates in the third quarter

     --   Gross margins remained strong at 64.0 percent in the third quarter of
          2005

     -- Operating income of $1.0 million, with continued strategic investments in infrastructure, engineering, sales and marketing

     -- Successful launch of new Intellitrax scanning product at the Print 2005 trade show with shipments starting in the fourth quarter of 2005

     -- Announcement of the Kaleidoscope home decor product in partnership with La-Z-Boy

     The Company reported record third quarter 2005 net sales of $28.4 million, a 4.8 percent increase from the third quarter of last year. Gross margins were
64.0 percent compared to 65.0 percent in the third quarter of 2004. Operating income was $1.0 million versus $1.4 million in the third quarter of 2004. Operating income was 3.7 percent of sales in the third quarter of 2005, compared to 5.1 percent in the prior-year period.
     Net sales for the first three quarters of the year were $89.0 million versus $87.5 million in the prior year. Year-to-date gross margins were 64.3 percent and 65.0 percent for 2005 and 2004, respectively. Operating income for the first three quarters of 2005 was $5.4 million versus $7.9 million in 2004.
     "Performance turnaround in the Asia Pacific region and Digital Imaging business led to improved revenue growth in the third quarter. After a slow start in the first half of the year in Asia, our focus on execution in the marketplace has allowed us to return to over 25 percent revenue growth levels in the third quarter," stated Michael C. Ferrara, Chief Executive Officer of X-Rite. "Growth in our Digital Imaging business has also returned to expected levels, demonstrating that our two key new products, Pulse and DTP-70, have gained acceptance by our customers."
     Ferrara continued, "Our revenue growth was also supported by our Retail business, which grew 22 percent over the prior-year quarter and is poised for continued growth as we leverage our technology and continue to transition customer-specific solutions into mainline products. As a result of these successes and strength across all businesses, we remain confident in our 2005 revenue growth projections for our business."
     "During the third quarter, we focused cost control efforts on administrative expenses while continuing to make investments in infrastructure, marketing, business development, and R&D, which will support our long-term revenue growth and profitability goals," stated Mary E. Chowning, Chief Financial Officer. "These planned investments more than offset our administrative cost control measures and revenue increases during the quarter resulting in a small year-over-year decline in our operating income."
     Chowning continued, "Looking ahead to the fourth quarter, we are committed to the ongoing review of our cost structure and will make changes to enhance profitability while continuing to invest in selective opportunities for future revenue growth. We remain confident in our business decisions and we believe our investments continue to best position us for future growth."
     "Our Kaleidoscope home decor product in partnership with La-Z-Boy is an excellent example of the types of investments we are making on the product and market development front," added Ferrara. "This product stemmed from a customer need as well as leveraged our core competencies, and will offer a recurring revenue stream beginning in the first half of 2006."
     The Company reported net income in the third quarter of 2005 of $0.9 million, or 4 cents per share, versus $1.5 million, or 7 cents per share, in the third quarter of 2004. Net income for the first three quarters of 2005 totaled $3.6 million, or 17 cents per share, versus a net loss of $2.9 million, or (14) cents per share for the comparable period in 2004. The loss in 2004 was due to a non-cash charge of $8.6 million (41) cents per share related to Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS No. 150).

     Outlook

     The Company reaffirmed its guidance outlook for seven-to-ten percent revenue growth for 2005 and low double-digit long-term revenue growth. Ferrara explained, "Our foundation is in good shape - our Asia Pacific business has regrouped and is now growing as planned and our new Digital Imaging products are gaining traction with customers. We have a strong sales funnel for Q4 that includes significant orders from large customers. As a result, we are confident we can achieve our 2005 revenue target."
     Ferrara continued, "In 2006, we expect significant growth in the Retail business from the introduction of new products, incremental revenue from our new Intellitrax scanning systems in the Printing market based on Komori's order backlog and new revenue streams from our home decor offering and new products. We are confident in our ability to deliver our future revenue growth objectives."

     Conference Call

     The Company will conduct a live audio webcast discussing its third quarter 2005 results on Thursday, October 20, 2005 at 11:00 a.m. EST. The call will be co-hosted by Michael C. Ferrara, the Company's Chief Executive Officer and Mary
E. Chowning, its Chief Financial Officer. To access this web cast, as well as all future web casts, use the X-Rite corporate website at www.x-rite.com. Select the Investor Relations page and click on the conference call link for the web cast. In addition, an archived version of the web cast conference call will be available on X-Rite's website shortly after the live broadcast.

     About X-Rite

     X-Rite is a leading provider of color measurement solutions comprised of hardware, software and services for the verification and communication of color data. The Company serves a broad range of industries, including graphic arts, digital imaging, industrial, and retail color matching. X-Rite is global, with 18 offices throughout Europe, Asia and the Americas, serving customers in over 88 countries.

     Forward-Looking Statements

     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the Company's ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company's products and other risks described in the Company's filings with the Securities & Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or for any other reason.


                  Consolidated Financial Highlights
                (Unaudited - in thousands except EPS)

                         Q3        Q2        Q1        Q4        Q3
                        2005      2005      2005      2004      2004
                      --------- --------- --------- --------- --------
Net Sales              $28,432   $32,955   $27,625   $38,750  $27,137
Gross Profit            18,204    21,513    17,524    24,436   17,651

Gross Profit Percent      64.0%     65.3%     63.4%     63.1%    65.0%

Selling and Marketing    8,940     9,033     8,492     9,430    7,669
R&D and Engineering      4,237     4,092     3,875     2,942    4,285
General and
 Administrative          3,987     5,410     4,907     4,139    4,314
Founders' Insurance          -    (1,154)        -         -        -

Operating Income         1,040     4,132       250     7,925    1,383

Other Income
 (Expense)                  54        91       (78)      147       63
Interest Expense,
 Founders'                   -         -         -     8,866      (60)
Write-Down of Other
 Investments                 -       (17)     (315)        -        -
Pre-tax Income (Loss)    1,094     4,206      (143)   16,938    1,386

Net Income (Loss)         $922    $2,944     $(295)  $15,328   $1,543

Earnings (Loss) Per
 Share
   Basic                 $0.04     $0.14    $(0.01)    $0.73    $0.07
   Diluted               $0.04     $0.14    $(0.01)    $0.72    $0.07

Average Shares
 Outstanding
   Basic                21,186    21,160    21,036    20,882   20,815
   Diluted              21,430    21,373    21,036    21,230   21,174

Cash and Investments   $21,095   $16,950   $12,735   $15,980  $12,770
Accounts Receivable     23,139    25,789    24,007    27,998   18,311
Inventory               16,849    14,539    15,269    14,892   17,557
Other Current Assets     3,628     7,930     3,895     3,366    4,031
Noncurrent Assets       69,419    69,166    73,940    72,057   70,939
                      --------- --------- --------- --------- --------
   Total Assets        134,130   134,374   129,846   134,293  123,608

Current Liabilities     13,580    14,662    12,051    17,445   14,743
Noncurrent
 Liabilities               413       413       484       384   43,488
                      --------- --------- --------- --------- --------
   Total Liabilities    13,993    15,075    12,535    17,829   58,231

   Shareholders'
    Equity            $120,137  $119,299  $117,311  $116,464  $65,377

Capital Expenditures      $482    $1,194    $1,438    $1,596   $1,650
Depreciation and
 Amortization           $1,586    $1,596    $1,478    $1,698   $1,658


International Sales       50.4%     49.5%     50.4%     43.8%    47.7%


             Consolidated Financial Highlights, continued
                (Unaudited - in thousands except EPS)

                               Quarter Ended       Nine Months Ended
                           --------------------- ---------------------
                           October 1, October 2, October 1, October 2,
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------

Net Sales                    $28,432    $27,137    $89,012    $87,491
Gross Profit                  18,204     17,651     57,241     56,902

Gross Profit Percent            64.0%      65.0%      64.3%      65.0%

Selling and Marketing          8,940      7,669     26,465     24,111
R&D and Engineering            4,237      4,285     12,204     12,228
General and Administrative     3,987      4,314     14,304     12,670
Founders' Insurance                -          -     (1,154)         -

Operating Income               1,040      1,383      5,422      7,893

Other Income (Expense)            54         63         67       (320)
Interest Expense,
 Founders'                         -        (60)         -     (8,551)
Write-Down of Other
 Investments                       -          -       (332)         -

Pre-Tax Income (Loss)          1,094      1,386      5,157       (978)

Net Income (Loss)                922      1,543      3,571     (2,904)

Earnings (Loss) Per Share
   Basic                       $0.04      $0.07      $0.17     $(0.14)
   Diluted                     $0.04      $0.07      $0.17     $(0.14)

Average Shares Outstanding
   Basic                      21,186     20,815     21,127     20,733
   Diluted                    21,430     21,174     21,402     20,733


     CONTACT: X-Rite, Incorporated
              Mary E. Chowning, 616-257-2777
              mchowning@xrite.com